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                          VOTING TRUST AGREEMENT

     AGREEMENT dated October 18, 1995 among Jetlease/Finance Corporation, a Florida corporation (the "Shareholder"), William G. Lucas, as Voting Trustee (the "Trustee") and Command Credit Corporation, a New York Corporation (the "Corporation").

                                  WITNESSETH;

     WHEREAS, the Shareholder owns an aggregate of 4,000,000 shares (the "Shares") of Common Stock of the Corporation and deems it in its interest and in the interest of the Corporation to transfer its shares to the Trustee for the purpose of conferring the right to vote thereon, as hereinafter provided; and

     WHEREAS, the Trustee have consented to act under this Agreement for the purposes herein declared;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. The Shareholder hereby assigns and transfers to the Trustee all right, title and interest in and to its 4,000,000 Shares only for the purpose of conferring the right to vote thereon.

     2. A duplicate of this Agreement shall be filed in the principal office of the Corporation, and this Agreement shall be subject to any rights of inspection authorized by the New York business corporation laws.

     3. The Voting Trustee shall not receive any compensation for their services as Voting Trustee.

     4. Nothing herein contained shall limit or restrict the Voting Trustee from acting, and receiving compensation, as a director, officer, agent, employee or member of any committee of the Corporation or of any enterprise controlled by or affiliated with the Corporation. The Voting Trustee may contract and otherwise deal with the Company or with any enterprise controlled by or affiliated with the Corporation, or may be or become pecuniarily interested in any matter or transaction to which the Corporation or any enterprise controlled by or affiliated with the Corporation may be directly or indirectly concerned, without liability in any way or under any circumstances, as fully as though they were not a party hereto.

     5. The Trustee throughout the term of this Agreement shall have the exclusive right to vote (or to give their written consent in lieu of voting to the extent permitted by law), all the Shares under this Agreement, and are hereby authorized to cast such votes or give such written consent in person or by proxy at or in any and all regular and special meetings, or actions in lieu of meetings, or at or in any and all proceedings, of the Shareholder of the Corporation for whatever purpose called or held. The right of the Trustee to exercise all voting

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rights of the  Shareholder shall include, but not be limited to, the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, including, without limitation, the mortgaging and pledging of all or substantially all of the property of the Corporation, the transfer or sale of all or substantially all of its property for cash, securities or other property, and the liquidation, dissolution, or merger of the Corporation, or its split-up, reorganization, recapitalization or any other change of corporate structure.

     6. Throughout the term of this Agreement, the Trustee will pay or cause to be paid to or upon the written order of the Shareholder their proportionate amounts of any dividends.

     7. No Trustee shall be required to give any bond or other security for the faithful discharge of his duties, and no Trustee shall incur any liability hereunder, except for his wilful misfeasance.

     8. (a) The term "Trustee" shall apply to the original Trustee named herein and to their respective successors appointed as hereinafter provided.

          (b) The Trustee may at any time resign upon 15 days written notice to the Shareholder, and thereby become relieved of all obligations hereunder, by mailing by registered or certified mail his resignation in writing to the Shareholder and then to the Corporation.

          (c) In the event of the death, resignation or inability to act of the Trustee hereunder, any vacancy so occurring shall be filled by the appointment of a successor Trustee by the Corporation. All such appointments shall be made by written instrument mailed by registered or certified mail to the Shareholder

          (d) Every successor Trustee so appointed shall deliver to the Corporation a written instrument stating that he accepts such appointment, and from the time of delivery of such instrument, such successor or Trustee shall be deemed to be a Trustee hereunder and to have all the rights and duties of a Trustee hereunder. In the event that a person so appointed shall fail to deliver such an instrument of acceptance within thirty (30) days after receipt by him of written notice of his appointment, he shall be deemed to have refused to act as successor Trustee and the vacancy shall be deemed to continue until filled in accordance with the foregoing provisions.

     9. This Agreement shall remain in effect until the two promissory notes dated October 18, 1995, payable to the order of Fidelity Holding Corp., a Florida corporation ("Fidelity"), in the amounts of $6,000,000 and $4,000,000 respectively, shall be paid in full, including the amount of principal (and

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accrued interest) owed to Fidelity by the Shareholder under the promissory notes being issued on the date hereof in connection with the Exchange Agreement dated on the date hereof.

     10. This Agreement constitutes the entire agreement of the parties hereto and cannot be changed, amended or terminated orally. If any provision or term of this Agreement shall be deemed to be invalid or unenforceable, the remaining provisions and terms hereof shall not be affected thereby but shall be in full force and effect. This Agreement shall be governed by the laws of the State of New York.

     11. This Agreement shall bind and inure to the benefit of the of the parties hereto and their respective legal representatives, heirs, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have made and subscribed this agreement as of the day and year first above written.

                                   Jetlease/Finance Corporation

Dated: October 18, 1995            By:  /s/ David LaCroix
                                        ----------------------------
                                        David LaCroix
                                        President

                                   William G. Lucas, as Trustee

Dated: October 18, 1995            By:  /s/ William G. Lucas
                                        ----------------------------
                                        William G. Lucas

                                   Command Credit Corporation

Dated: October 18, 1995            By:  /s/ William G. Lucas
                                        ----------------------------
                                        William G. Lucas
                                        President